Exhibit 2.1

FIRST AMENDMENT TO
AGREEMENT AND PLAN OF MERGER

THIS FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER, dated as of April 19, 2007 (this “Amendment”), is made and entered into by and among New Plan Excel Realty Trust, Inc., a Maryland corporation (the “Company”),  Excel Realty Partners, L.P., a Delaware limited partnership (the “DownREIT Partnership” and together with the Company, the “Company Parties”), Super IntermediateCo LLC, a Maryland limited liability company (“Parent”), Super MergerSub, Inc., a Maryland corporation and a wholly owned subsidiary of Parent (“MergerSub”), and Super DownREIT MergerSub LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (the “Super REIT MergerSub” and together with MergerSub and Parent, the “Buyer Parties”).

WHEREAS, on February 27, 2007, the Company Parties and the Buyer Parties entered in to an Agreement and Plan of Merger (the “Merger Agreement”; capitalized terms used but not defined herein have the respective meanings given to them in the Merger Agreement);

WHEREAS, pursuant to Section 2.04 of the Merger Agreement, the Company granted to MergerSub an irrevocable option to purchase from the Company at a price per share equal to the Offer Price the number of authorized and unissued Company Common Shares equal to the number of Company Common Shares that, when added to the number of Company Common Shares owned by the Buyer Parties and their Affiliates at the time of exercise of the Top-Up Option or the taking of any action under Section 3-106 of the MGCL as contemplated by Section 7.02 of the Merger Agreement (whichever is greater), is sufficient to permit MergerSub to consummate a short-form merger pursuant to Section 3-106 of the MGCL (the “Top-Up Shares”);

WHEREAS, pursuant to Section 10.04 of the Merger Agreement, the parties hereto desire to amend the Merger Agreement, as set forth in this Amendment, to permit MergerSub to pay for the Top-Up Shares either in cash or a combination of cash and a promissory note, at MergerSub’s election; and

WHEREAS, this Amendment has been approved by the respective board of directors (or similar governing body or entity) of each of the parties hereto and in accordance with Section 2.03(c) of the Merger Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I
AMENDMENTS

SECTION 1.1                          Amendment of Section 2.04(b).  Section 2.04(b) of the Merger Agreement is hereby amended by deleting in its entirety the last sentence thereof which reads “The aggregate purchase price payable for the Company Common Shares being purchased by MergerSub pursuant to the Top-Up Option shall be determined by multiplying the number of such shares by the Offer Price and shall be paid in cash.”

SECTION 1.2                          Addition of New Section 2.04(d).  Section 2.04 of the Merger Agreement is hereby amended by adding the following new subsection (d) thereto:

(d)                                 In the event MergerSub exercises the Top-Up Option, the applicable exercise price shall be payable at the time of the closing of the purchase of the Top-Up Shares in the form of, at MergerSub’s election:

(i)                                     cash in an amount equal to the Offer Price for each Top-Up Share that MergerSub intends to purchase pursuant to the Top-Up Option,

(ii)                                  (x) $.01 in cash for each Top-Up Share that MergerSub intends to purchase pursuant to the Top-Up Option and (y) a promissory note of MergerSub, Parent or another Affiliate of MergerSub (a “Note”) in the principal amount of the Offer Price less $.01 for each Top-Up Share that MergerSub (or Parent or such Affiliate, as the case may be) intends to purchase pursuant to the Top-Up Option, which Note shall (A) be due and payable five years from the date of its issue, (B) bear interest, at the prime rate in effect from time to time of JPMorgan Chase Bank, N.A., payable annually on each anniversary of the date of its issue, and (C) be prepayable at any time without penalty at the maker’s option, or

(iii)                               such other combination of cash and a Note, as specified by MergerSub, so long as cash is paid in an amount at least equal to $.01 per for each Top-Up Share that MergerSub intends to purchase pursuant to the Top-Up Option.

SECTION 1.3                          Addition of Defined Term under Section 1.01(a).  Section 1.01(a) of the Merger Agreement is hereby amended by adding the following defined term immediately below the defined term “Non-Qualified Account Plans”:

Note:	§2.04(d)(ii)

ARTICLE II
MISCELLANEOUS

SECTION 2.1                          Effect of Amendment.  This Amendment shall not constitute an amendment or modification of any provision of, or schedule or exhibit to, the Merger Agreement not expressly referred to in this Amendment.  Except as expressly amended or modified in this Amendment, the provisions of the Merger Agreement are and remain in full force and effect.  Whenever the Merger Agreement is referred to in the Merger Agreement or in any other agreement, document or instrument, such reference shall be deemed to be to the Merger Agreement, as amended by this Amendment, whether or not specific reference is made to this Amendment.

SECTION 2.2                          Governing Law; Enforcement; Forum. All disputes, claims or controversies arising out of or relating to this Amendment, or the negotiation, validity or performance of this Amendment, or the transactions contemplated hereby shall be governed by and construed in accordance with the laws of the State of Maryland without regard to its rules of conflict of laws; except for the provisions hereof which relate expressly to the DRULPA or DLLCA (including, without limitation, the DownREIT Merger), which shall be construed, performed and enforced in accordance with the DRULPA or DLLCA, as applicable.  Each of the Company Parties and the Buyer Parties hereby irrevocably and unconditionally consents to submit to the sole and exclusive jurisdiction of the courts of the State of Maryland or any court of the United States located in the State of Maryland (the “Maryland Courts”) for any litigation arising out of or relating to this Amendment, or the negotiation, validity or performance of this Amendment, or the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any

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such litigation in the Maryland Courts and agrees not to plead or claim in any Maryland Court that such litigation brought therein has been brought in any inconvenient forum.  Each of the parties hereto agrees (a) to the extent such party is not otherwise subject to service of process in the State of Maryland, to appoint and maintain an agent in the State of Maryland as such party’s agent for acceptance of legal process, and (b) that service of process may also be made on such party by prepaid certified mail with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service.  Service made pursuant to (a) or (b) above shall have the same legal force and effect as if served upon such party personally within the State of Maryland.

SECTION 2.4                          Severability.  If any term or other provision of this Amendment is invalid, illegal or incapable of being enforced by any rule of law or public policy or the application of this Amendment to any person or circumstance is invalid or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Amendment shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Amendment is not affected in any manner materially adverse to any party.  To such end, the provisions of this Amendment are agreed to be severable.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Amendment so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Amendment be consummated as originally contemplated to the fullest extent possible.

SECTION 2.6                          Headings.  The descriptive headings contained in this Amendment are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Amendment.

SECTION 2.7                          Counterparts.  This Amendment may be executed and delivered (including by facsimile transmission) in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

SECTION 2.8                          Mutual Drafting.  The parties have participated jointly in negotiating and drafting this Amendment, and this Amendment shall be construed without regard to any presumption or rule requiring construction or interpretation in favor of or against any party by virtue of the authorship of any provision of this Amendment.

SECTION 2.9                          Waiver of Jury Trial.  Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Amendment or the transactions contemplated by this Amendment.  Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other hereto have been induced to enter into this Amendment and the transactions contemplated by this Amendment, as applicable, by, among other things, the mutual waivers and certifications in this Section 2.9.

[signature pages follow]

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IN WITNESS WHEREOF, Parent, MergerSub, Super REIT MergerSub, the Company and the DownREIT Partnership have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

SUPER INTERMEDIATECO LLC

By	/s/ Andrew Scott
Title: Chief Executive Officer

SUPER MERGERSUB INC.

By	/s/ Andrew Scott
Title: Chief Executive Officer

SUPER DOWNREIT MERGERSUB LLC

By	/s/ Andrew Scott
Title: Chief Executive Officer

NEW PLAN EXCEL REALTY TRUST, INC.

By	/s/ Glenn Rufrano
Title: Chief Executive Officer

EXCEL REALTY PARTNERS, L.P.

By:	New Plan DRP Trust, its general partner

By	/s/ Glenn Rufrano
Title: Chief Executive Officer